March 23, 2016

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Gold Resource Corporation (the Company) and, under the date of March 8, 2016, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On March 21, 2016, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8‑K dated March 24, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (1) the change was approved by the audit committee of the board of directors, or (2) the Company has not consulted with EKS&H regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by EKS&H that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S‑K or any reportable event as defined in Item 304(a)(1)(v) of Regulation S‑K.

Very truly yours,

/s/ KPMG LLP